Exhibit 10.5

Certain portions of this exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is (i) not material and (ii) the type that the registrant treats as private or confidential. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[***]”.

AMENDMENT LETTER

To:	Rentokil Initial plc (the “Borrower”)
Compass House
Manor Royal
Crawley
West Sussex
RH10 9PY

25 May 2022

Dear Sir or Madam

Project Noble – USD 2,700,000,000 bridge and term facilities agreement dated 25 February 2022 (as amended from time to time, the “Facilities Agreement”)

1.	Interpretation

1.1	Incorporation of defined terms

(A)	We refer to the Facilities Agreement. Unless a contrary indication appears in this letter, a term defined in the Facilities Agreement has the same meaning in this letter. In addition, the definition below applies in this letter:

“Effective Date” means the date on which this letter is countersigned by the Borrower.

(B)	Unless a contrary indication appears in this letter, the principles of construction set out in the Facilities Agreement shall have effect as if set out in, and referring to, this letter.

1.2	Third party rights

(A)	Unless expressly provided to the contrary in this letter, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any of its terms.

(B)	Notwithstanding any term of this letter, the consent of any person who is not a party to this letter is not required to rescind or vary this letter at any time.

1.3	Designation

In accordance with the Facilities Agreement, each of the Borrower and the Agent designate this letter as a Finance Document.

2.	Amendment

With effect on and from the Effective Date, the Facilities Agreement shall be amended as set out in Schedule 1 (Amendments to the Facilities Agreement).

3.	Representations

The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing:

(A)	on the date of this letter as if references to “this Agreement” and “the Finance Documents” are references to the Facilities Agreement as if it were amended by this letter; and

(B)	on the Effective Date.

4.	Continuing obligations

(A)	The provisions of the Facilities Agreement and the other Finance Documents shall, save as amended by this letter, continue in full force and effect.

(B)	No waiver of any provisions of any Finance Document is given by the terms of this letter and the Finance Parties expressly reserve all their rights and remedies in respect of any breach of, or Default under, the Finance Documents.

(C)	References in the Facilities Agreement to “this Agreement”, “hereof”, “hereunder” and expressions of similar import shall, on and from the Effective Date, be deemed to be references to the Facilities Agreement as amended by this letter.

(D)	References, however expressed, in any Finance Document (other than the Facilities Agreement) to the Facilities Agreement shall, on and from the Effective Date, be deemed to be references to the Facilities Agreement as amended by this letter.

5.	Transaction Expenses

The Borrower shall within three Business Days of demand reimburse the Agent for the amount of all reasonable costs and expenses (including legal fees) reasonably incurred by the Agent in connection with the negotiation, preparation, printing and execution of this letter and any other documents referred to in this letter.

6.	Fees

(A)	Subject to paragraph (B) below, the Borrower shall pay a fee of [***] per cent of the Total Facility A Commitments as at 1 July 2022 (the “First Fee”) and shall pay a fee of [***] per cent of the Total Facility A Commitments as at 1 October 2022 (the “Second Fee”).

(B)	The First Fee shall only be payable if all of the Facility A Commitments have not been cancelled on or before 30 June 2022 and the Second Fee shall only be payable if all of the Facility A Commitments have not been cancelled on or before 30 September 2022.

(C)	If the First Fee is payable in accordance with this paragraph 6, it shall be paid on 1 July 2022 and if the Second Fee is payable in accordance with this paragraph 6, it shall be paid on 3 October 2022.

(D)	Any fee payable in accordance with this paragraph 6 shall be payable by the Borrower to the Agent for the account of each Lender pro rata to the Facility A Commitments that are held by that Lender on 1 July 2022 (in the case of the First Fee) and on 1 October 2022 (in the case of the Second Fee).

(E)	Any fee payable in accordance with this paragraph 6:

(1)	shall be paid to the account of the Agent as specified by the Agent;

(2)	must be made in immediately available, freely transferable funds and in USD; and

(3)	once paid, shall be non-refundable and non-creditable against other fees payable in connection with the Facilities Agreement.

7.	Miscellaneous

7.1	Incorporation of terms

The provisions of clauses 29 (Notices), 31 (Partial Invalidity), 32 (Remedies and Waivers) and 39 (Jurisdiction) of the Facilities Agreement shall be incorporated into this letter as if set out in full in this letter and as if reference in those clauses to “this Agreement” are references to this letter.

7.2	Counterparts

This letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

8.	Governing law

This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

If you agree to the above, please sign where indicated below.

Yours faithfully

For and on behalf of
SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)
as Agent (acting on the instructions of all of the Facility A Lenders)

We agree to the above.

For
RENTOKIL INITIAL PLC
as the Borrower

Date:

Schedule 1 : Amendments to The Facilities Agreement

1.	Clause 2.4(A) (Extension Option) of the Facilities Agreement shall be amended by deleting it in its entirety and replacing it with:

“(A)	The Borrower may, by giving an Extension Notice to the Agent, extend the Termination Date of Facility A to 1 April 2024, or if that extended date is not a Business Day, the following Business Day.”

2.	Paragraph 2 of Part 2 (Extension Notice) of Schedule 3 (Requests) of the Facilities Agreement shall be amended by deleting it in its entirety and replacing it with:

“2.	We request that the Termination Date of Facility A be extended to 1 April 2024, or if that extended date is not a Business Day, the following Business Day.”